Prudential
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           The Prudential Insurance Company of America      TEXAS VARIABLE
                                                            ANNUITY ENDORSEMENT

The Variable Annuity Contract was modified prior to its execution by addition of the following:

     1. This Variable Annuity Contract is issued subject to the laws and regulations of the State of Texas, including the application of such laws and rules and requirements to the Contract and to the interpretation of its provisions, and is amended to conform therewith.

     2. Prudential may effect the transfer of assets between Prudential's Qualified Individual Variable Contract Account and other accounts for the purpose of making adjustments necessitated by this Contract, including adjustment for any surplus or deficit which may arise in Prudential's Qualified Individual Variable Contract Account by virtue of mortality experience or required by governmental authorities having jurisdiction over Prudential. Such adjustments shall be made by cash transfer only, except as is authorized or required by regulatory authority.

     3. Prudential's Qualified Individual Variable Contract Account is divisible for various purposes in respect of regulation and compliance with law, including divisibility as it is applicable to any functions arising from the provisions of the Contract or provisions of law and regulation.

     4. The Variable Annuity Contract is subject to endorsement from time to time as may be necessary to comply with valid and appropriate rules and regulations adopted by regulatory authorities, or as a court of final jurisdiction shall determine, and is executed subject to that condition.

     5. The Variable Annuity Contract is issued subject to the laws of the state where the Annuitant resides at the time of the making of the Contract and is subject also to the rules and regulations of the state administrative agency responsible for variable annuity regulation in such state, including the application of such laws and rules and requirements to the Contract and to the interpretation of its provisions; except, however, in the circumstance and only to the extent the application of this provision to any person or circumstance is expressly contrary to and excluded by superior law or valid statute having and determined to have supremacy in the circumstance.

     6. Prudential guarantees that the actual expense and actual mortality will not adversely affect the dollar amounts of variable annuity benefits or other contractual payments or value; and Prudential will transfer such amounts of general corporate funds into Prudential's Qualified Individual Variable Contract Account as are necessary to carry out this guarantee. However, no transfer shall be made, and Prudential does not obligate itself to make any transfer which would result in an impairment of the statutory reserves of Prudential, and this guarantee is accordingly limited.

     7. The variable annuity benefits of the Variable Annuity Contract are funded solely from the assets of Prudential's Qualified Individual Variable Contract Account and except to the extent of such limited expense and mortality guarantees, shall have no claim against any other assets of Prudential.

     8. The monthly annuity for ages not shown in the Annuity Settlement Tables will be provided by Prudential upon request.

     9. Variations in the values or cost of Subaccount Units or Subaccount Annuity Units or the amount of payments applied to Prudential's Qualified Individual Variable Contract Account are or will be made to effect requirements of law or regulation.

     10. Prudential will mail to the Annuitant such reports and information periodically as the law and regulation of appropriate jurisdictions shall require (irrespective of any provision of this Contract which may be contrary to such law or regulation).

                                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                  By /s/ Isabella L. Kirchner
                                     --------------------------
                                                       Secretary